UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 22, 2015

ACACIA RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-26068	95-4405754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Newport Center Drive, Newport Beach, California	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (949) 480-8300
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    On September 22, 2015, Acacia Research Group LLC (“ARG”), a Texas limited liability company and wholly-owned operating subsidiary of Acacia Research Corporation (the “Company”), entered into:

•	an Employment Agreement with Robert L. Harris, II, the Executive Chairman of the Company;

•	an Employment Agreement with Matthew Vella, the Company’s Chief Executive Officer and President;

•	an Employment Agreement with Clayton J. Haynes, the Company’s Chief Financial Officer, Sr. Vice President of Finance and Treasurer; and

•	an Employment Agreement with Edward J. Treska, the Company’s Sr. Vice President, General Counsel and Secretary.

Each of the foregoing executive officers of the Company is referred to herein as a “Named Executive Officer” for the fiscal year ended December 31, 2014. Each of the foregoing employment agreements is referred to herein as a “Restated Employment Agreement,” and collectively, the “Restated Employment Agreements.” The Restated Employment Agreements supersede and amend and restate the prior employment arrangements between the Company and each Named Executive Officer. Except as set forth below, the Named Executive Officers will continue to be eligible for the same compensation and benefits and will be subject to the same material terms and conditions as provided for in their prior employment arrangements.
Each Restated Employment Agreement materially modified the terms of the applicable Named Executive Officer’s prior employment arrangements as follows.

•	Definition of Cause and Good Reason. Each Named Executive Officer’s Restated Employment Agreement modified the definitions of Cause and Good Reason.

◦
Cause is defined as (i) any act of fraud by Executive in connection with Executive’s responsibilities to ARG or any of its affiliates that is materially injurious to ARG or any of its affiliates; (ii) Executive’s conviction of a felony; (iii) a willful act by Executive that constitutes gross misconduct and is materially injurious to ARG or any of its affiliates; or (iv) Executive’s willful and material breach of a material obligation or material duty under this Agreement or the policies of ARG or any of its affiliates, which breach in the case of (iii) or (iv) is not cured within thirty (30) days after written notice thereof is received by Executive. Executive shall be afforded an opportunity to explain and defend such actions before the Board.

◦
Good Reason is defined as the occurrence of any of the following events or conditions without Executive’s written consent: a material reduction in Executive’s authority, duties or responsibilities; a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; a material diminution in Executive’s Base Salary (as defined herein); or a material change in the geographic location at which Executive must perform Executive’s duties, except for reasonably required travel by ARG. Executive must provide written notice to ARG of the occurrence of any of the foregoing events or conditions without Executive’s written consent within thirty (30) days following the occurrence of such event. ARG shall have a period of thirty (30) days to cure such event or condition (if applicable) after receipt of written notice of such event from Executive. Any voluntary termination of Executive’s employment for Good Reason following such cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent.

•
Discretionary Bonus. Each Named Executive Officer’s Restated Employment Agreement clarifies that the Named Executive Officer shall be eligible for discretionary quarterly bonuses, which may be made in cash, equity or a combination of cash and equity.

•
Severance. Each Named Executive Officer’s Restated Employment Agreement clarifies that the Named Executive Officer shall be eligible to receive an eighteen month severance payment, as well as certain of benefits, upon termination of Executive’s employment without Cause or by Executive for Good Reason. In addition, each Named Executive Officer’s Restated Employment Agreement contains a general release of all claims in favor of ARG as a condition to the Named Executive Officer’s receipt of any post-termination severance benefits.

•	Section 409A of the Code. Each Named Executive Officer’s Restated Employment Agreement was modified to include provisions confirming compliance with Section 409A of the Internal Revenue Code of 1986.

•	Arbitration of Disputes. Each Named Executive Officer’s Restated Employment Agreement clarifies the types of claims for and the process of arbitration.

The foregoing descriptions of the Restated Employment Agreements do not purport to be complete and are qualified in their entirety by reference to the full texts of the Restated Employment Agreements, copies of which will be attached as exhibits to the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:    September 25, 2015                ACACIA RESEARCH CORPORATION

By:    /s/ Matthew Vella
Matthew Vella
Chief Executive Officer